Exhibit 99(a)(10)

NEWS

RELEASE

ARAMARK Corporation

Kristine Grow, 215-238-3538

grow-kristine@aramark.com

ARAMARK COMPLETES MERGER

PHILADELPHIA, January 26, 2007 – ARAMARK Corporation (NYSE: RMK), a world leader in providing professional services, announced the completion of the merger in which ARAMARK has been acquired by an investor group led by Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK, and investment funds managed by GS Capital Partners, CCMP Capital Advisors and J.P. Morgan Partners, Thomas H. Lee Partners and Warburg Pincus LLC. Approximately 250 ARAMARK senior managers will also invest in the transaction.

“We are pleased to complete this transaction,” said Neubauer, who will remain Chairman and Chief Executive Officer of ARAMARK. “I am particularly grateful for the support we have received from our people who have worked hard to deliver outstanding performance over many years, and our senior managers who will further dedicate themselves by making a significant investment in the company.

“This merger opens a new and exciting chapter in ARAMARK’s history. The new structure will enable us to fully unleash the company’s potential. Today, we are positioned to drive greater innovation, pursue strategic opportunities, and build sophisticated, long-term solutions that deliver the most value for our clients and customers around the world.

“As we invest in new strategies that will define the future of our industry, we will continue to build on our heritage of delivering value to our employees, our partners, our clients and our customers. We remain dedicated to providing outstanding experiences, environments and outcomes each and every day for our clients around the world.”

On August 8, 2006, ARAMARK announced that it had signed a definitive merger agreement under which the private investor group would acquire ARAMARK in a transaction valued at approximately $8.3 billion, including the assumption or repayment of approximately $2.0 billion of debt.

On December 20, 2006, ARAMARK held a special meeting of its stockholders, at which 86 percent of the outstanding votes and 97 percent of the votes actually cast voted in favor of the adoption of the merger agreement.

Under the terms of the agreement, ARAMARK shareholders are entitled to receive $33.80 in cash for each share of ARAMARK common stock held. ARAMARK common stock will cease trading on the New York Stock Exchange at market close on Friday, January 26, 2007, and will no longer be listed.

ARAMARK stockholders whose shares are held in book entry at Mellon Investor Services, ARAMARK’s transfer agent, will receive cash for their shares from Mellon Investor Services, which also will serve as the paying agent.

ARAMARK stockholders who possess physical stock certificates will receive instructions and a letter of transmittal by mail from Mellon Investor Services concerning how and where to forward their certificates for payment. For shares held in “street name” by a broker, bank or other nominee, stockholders will not need to take any action to have shares converted into cash, as this should be done by the broker, bank or other nominee. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.

About ARAMARK

ARAMARK is a leader in professional services, providing award-winning food services, facilities management, and uniform and career apparel to health care institutions, universities and school districts, stadiums and arenas, and businesses around the world. In FORTUNE magazine’s 2006 list of “America’s Most Admired Companies,” ARAMARK was ranked number one in its industry, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers and industry analysts. The company was also ranked first in its industry in the 2006 FORTUNE 500 survey. Headquartered in Philadelphia, ARAMARK has approximately 240,000 employees serving clients in 18 countries. Learn more at the company’s Web site, www.aramark.com

About GS Capital Partners

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1992, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division. Goldman Sachs’ Principal Investment Area has formed 12 investment vehicles aggregating $35 billion of capital to date. Significant investments include: VoiceStream Wireless, Allied World Assurance, Burger King, SunGard, YES Network, Western Wireless, Nalco Company, Kabel Deutschland and Coffeyville Resources. With $8.5 billion in committed capital, GS Capital Partners V is the current primary investment vehicle for Goldman Sachs to make privately negotiated equity investments.

About CCMP Capital

CCMP Capital Advisors, LLC is a leading private equity firm formed in August 2006 by the former buyout/growth equity investment team of JPMorgan Partners, a private equity division of JPMorgan Chase. CCMP Capital’s investment team has invested over $10 billion in over 375 buyout and growth equity transactions since 1984. The foundation of CCMP Capital’s investment approach is to leverage the combined strengths of its deep industry expertise and proprietary global network of relationships by focusing on five targeted industries: Consumer, Retail and Services, Energy, Healthcare Infrastructure, Industrials and Media and Telecom. CCMP Capital’s proprietary global network includes its affiliates in London and Asia. CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.

About J.P. Morgan Partners

J.P. Morgan Partners, LLC (“JPMP”) is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare and technology companies since its inception in 1984.

As of August 1, 2006, the investment professionals of JPMP formed entities independent of JPMorgan Chase. The buyout and growth equity professionals formed CCMP Capital Advisors, LLC, which focuses exclusively on buyout and growth equity investments primarily in five targeted industry sectors in the U.S. and Europe. The venture team formed Panorama Capital, LLC, and continues to focus on technology and life sciences investments. CCMP Capital and Panorama continue to manage the JPMP investments pursuant to a management agreement with JPMorgan Chase & Co.

JPMP is a registered investment adviser with the Securities and Exchange Commission.

About Thomas H. Lee Partners

Thomas H. Lee Partners, L.P. is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has invested approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $90 billion, completed over 200 add-on acquisitions for portfolio companies, and generated superior returns for its investors and partners. THL Partners identifies and acquires substantial ownership positions in large growth-oriented companies through acquisitions, recapitalizations and direct investments. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include Dunkin Brands, Michael Foods, Warner Music Group, General Nutrition Companies, Houghton Mifflin Company, Fisher Scientific International, Experian Information Solutions, TransWestern Holdings, Cott Corporation and Snapple Beverage.

About Warburg Pincus LLC

Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $16 billion of assets under management with an additional $4 billion available for investment in a range of sectors including consumer and retail, industrial, business services, healthcare, financial services, energy, real estate and technology, media and telecommunications. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. The firm has an active portfolio of more than 100 companies. Significant current and past investments include: Neiman Marcus, Knoll (NYSE: KNL), TransDigm (NYSE: TDG), Mattel (NYSE: MAT), Mellon Financial (NYSE: MEL), Neustar (NYSE: NSR), BEA Systems (NASDAQ: BEAS) and WNS Global Services (NYSE: WNS). Since inception, Warburg Pincus has sponsored 12 private equity funds which have invested approximately $25 billion in more than 550 companies in 30 countries.

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of further unionization of our workforce; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration issues and costs; our ability to integrate and derive the expected benefits from our recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the impact of natural disasters on our sales and operating results; the risk that clients may become insolvent; the risk that our insurers may become insolvent or may liquidate; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to food services, the environment, the Federal school lunch program, Federal and state employment and wage and hour laws and import and export controls and customs laws; dram shop compliance and litigation; contract compliance and administration issues, inability to retain current clients and renew existing client contracts; determination by customers to reduce their outsourcing and use of preferred vendors; seasonality; merger related risks; the effect on our operations of increased leverage and limitations on our flexibility as a result of increased restrictions in our debt agreements; potential future conflicts of interest between our Sponsors and other stakeholders; the impact of our business if were are unable to generate sufficient cash to service all of our indebtedness; the inability of our subsidiaries to generate enough cash flow to repay our debt; risks related to the structuring of our debt; our inability to make payments on our notes if we default on our obligation to pay our indebtedness; our inability to repurchase our notes upon a change of control; the impact on our notes of release of guarantors under our senior secured credit agreement; our inability to make payment on our notes because of a court-ordered voiding of guarantees pursuant to state fraudulent transfer laws; the inability to transfer our notes because of our failure to register them under applicable securities laws and limited ability to transfer our notes due to the absence of an active trading market; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of

Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings, copies of which may be obtained by contacting ARAMARK’s investor relations department via its website www.aramark.com.

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